TECHNE CORPORATION RELEASES UNAUDITED SECOND QUARTER
                         RESULTS FOR FISCAL YEAR 2005

Minneapolis/February 1, 2005/--For the quarter ended December 31, 2004, Techne Corporation's consolidated net earnings were a record $14.9 million or $.36 per share (diluted) compared with $12.4 million or $.30 per share (diluted) for the quarter ended December 31, 2003. Net earnings as a percentage of sales improved from 32.3% in the second quarter of last year to 35.3% for the quarter ended December 31, 2004. For the six months ended December 31, 2004, Techne's consolidated net earnings were $29.1 million or $.70 per share (diluted) compared with $24.9 million or $.60 per share (diluted) for the six months ended December 31, 2003. Net earnings as a percentage of sales improved from 32.7% in the first six months of last year to 35.0% for the six months ended December 31, 2004.

Consolidated net sales for the quarter and six months ended December 31, 2004 were $42.2 million and $83.2 million, respectively. This was an increase of 10% and 9% from the second quarter and first six months of last year. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 7% and 6% for the quarter and six months ended December 31, 2004, respectively. R&D Systems' Biotechnology Division net sales for the quarter and six months ended December 31, 2004 were $24.9 million and $50.8 million, increases of 9% and 8%, respectively. R&D Europe's net sales for the quarter and six months were $12.9 million and $23.9 million, increases of 17% and 15%, respectively. In British pound sterling, R&D Europe's net sales increased 7% and 4% for the quarter and six months ended December 31, 2004, respectively. R&D Systems' Hematology Division net sales for the quarter were $4.5 million, an increase of 1%, while net sales for the six months ended December 31, 2004 were $8.5 million, a decrease of 2% from the prior year.

Selling, general and administrative expenses for the quarter and six months ended December 31, 2004 increased $771,000 (14%) and $1.3 million (12%),
respectively.   The majority of the increase for the quarter and six months was a result of increased personnel costs, including additional sales and marketing personnel. Foreign currency exchange rate changes also increased selling, general and administrative expenses by approximately $200,000 and $400,000 for the quarter and six-month period, respectively. Second quarter expenses are higher than first quarter costs because of seasonal advertising and promotion expenses.

Research and development expenses for the quarter and six months ended December 31, 2004 decreased $831,000 (15%) and $1.1 million (11%), respectively. Included in research and development expenses for the prior year periods were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The losses by these companies included in Techne results for the quarter and six months ended December 31, 2003 were $953,000 and $1.6 million, respectively. In the fourth quarter of fiscal 2004, the Company wrote off its investment in DGI as an impairment loss. The Company also converted from the equity method to the cost method for accounting for its investment in CCX in the fourth quarter of fiscal 2004. Excluding the losses by CCX and DGI, research and development expenses increased $122,000 (3%) and $455,000 (5%) for the quarter and six months ended December 31, 2004, respectively, mainly as a result of increased personnel.

Other non-operating expenses increased $396,000 and $784,000 for the quarter and six months ended December 31, 2004, respectively, mainly as a result of non-operating building expenses.

Fiscal 2005 results were favorably effected by the strength of the British pound as compared to the U.S. dollar. The impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was approximately $300,000 and $620,000 for the quarter and six months ended December 31, 2004.

During the second quarter of fiscal 2005 a large OEM customer notified the Hematology Division that they will be changing to a new primary vendor for certain controls and calibrators. Although the Hematology Division will continue to manufacture products for this customer as a secondary supplier, it is anticipated that the effect on revenues will be a reduction of approximately $450,000 and $850,000 in the third and fourth quarters of fiscal 2005, respectively. The reduction in Hematology Division revenues is not expected to have a significant impact on consolidated earnings and revenues.

Statements in this earnings release and elsewhere, which look forward in time, including anticipated lower revenues in the Hematology Division, involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

               *  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                             TECHNE CORPORATION
                     CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share data)
                                 (Unaudited)

                                         QUARTER ENDED      SIX MONTHS ENDED
                                       ------------------  ------------------
                                       12/31/04  12/31/03  12/31/04  12/31/03
                                       --------  --------  --------  --------
Net sales                              $ 42,247  $ 38,264  $ 83,166  $ 76,257
Cost of sales                             8,941     8,441    17,828    17,104
                                       --------  --------  --------  --------
Gross margin                             33,306    29,823    65,338    59,153

Operating expenses:
   Selling, general and administrative    6,290     5,519    11,924    10,602
   Research and development               4,619     5,450     9,307    10,413
   Amortization of intangible assets        306       399       611       799
                                       --------  --------  --------  --------
      Total operating expenses           11,215    11,368    21,842    21,814
                                       --------  --------  --------  --------
Operating income                         22,091    18,455    43,496    37,339
Other expense (income):
   Interest expense                         178       172       423       347
   Interest income                       (1,189)     (762)   (2,242)   (1,488)
   Other non-operating expense
     (income), net                          416        20       882        98
                                       --------  --------  --------  --------
       Total other income                  (595)     (570)     (937)   (1,043)
                                       --------  --------  --------  --------
Earnings before income taxes             22,686    19,025    44,433    38,382
Income taxes                              7,752     6,655    15,307    13,440
                                       --------  --------  --------  --------
Net earnings                           $ 14,934  $ 12,370  $ 29,126  $ 24,942
                                       ========  ========  ========  ========
Earnings per share:
  Basic                                $   0.36  $   0.30  $   0.71  $   0.61
  Diluted                              $   0.36  $   0.30  $   0.70  $   0.60

Weighted average common
  shares outstanding:
  Basic                                  41,279    41,035    41,224    41,000
  Diluted                                41,681    41,653    41,678    41,627



                               TECHNE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                    (Unaudited)

                                                 12/31/04   6/30/04
                                                 --------  --------
ASSETS
Cash and equivalents                             $ 69,626  $ 51,201
Short-term available-for-sale investments          47,104    42,534
Trade accounts receivable                          18,801    20,262
Interest receivable                                   944       837
Inventory                                           8,079     7,457
Other current assets                                6,017     5,774
                                                 --------  --------
  Current assets                                  150,571   128,065
                                                 --------  --------
Available-for-sale investments                     97,033    82,858
Property and equipment, net                        79,119    80,504
Goodwill and intangible assets, net                14,748    15,359
Other non-current assets                           18,016    18,674
                                                 --------  --------
  Total assets                                   $359,487  $325,460
                                                 ========  ========
LIABILITIES
Current liabilities                              $ 13,214  $ 13,459
Long-term debt                                     13,958    14,576
Stockholders' equity                              332,315   297,425
                                                 --------  --------
  Total liabilities and equity                   $359,487  $325,460
                                                 ========  ========